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                                                                      EXHIBIT 12

                   NEWMONT MINING CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (Amounts in thousands except ratio)
                                   (Unaudited)

                                                                Nine  Months Ended
                                                                September 30, 1999
                                                                ------------------
Earnings:
  Income before income taxes                                         $(12,792)
  Adjustments:
  Net interest expense (1)                                             50,139
  Amortization of capitalized interest                                  3,525
  Portion of rental expense representative of interest                  1,428
  Undistributed loss of affiliate                                      (9,333)
  Minority interest                                                    44,273
                                                                     --------
                                                                     $ 77,240
                                                                     ========
Fixed Charges:
  Net interest expense (1)                                           $ 50,139
  Capitalized interest                                                 15,936
  Portion of rental expense representative of interest                  1,428
                                                                     --------
                                                                     $ 67,503
                                                                     ========
Ratio of earnings to fixed charges                                        1.1
                                                                     ========

(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.